Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard
	663 Highway 60, P.O. Box 807		Director Corporate Development
	Chief Financial Officer		& Investor Relations
	Monett, MO 65708		(417) 235-6652

JACK HENRY & ASSOCIATES ANNOUNCES REGULAR QUARTERLY DIVIDEND AND ADDS FIVE MILLION SHARES TO STOCK REPURCHASE AUTHORIZATION

MONETT, MO, May 17, 2021 — Jack Henry & Associates, Inc. (NASDAQ: JKHY) today announced its Board of Directors declared a regular quarterly cash dividend of $.46 per share. The cash dividend on its common stock, par value $.01 per share, is payable on June 14, 2021, to stockholders of record as of May 28, 2021. At May 12, 2021, there were 74,185,575 shares of the common stock outstanding.

Its Board of Directors also increased the remaining .2 million share stock repurchase authorization by another 5.0 million shares, bringing the total current authorization to 5.2 million shares. In October of 2002, the Board of Directors approved the current buyback program which has been increased incrementally since that time as shares have been repurchased. The company will finance its share repurchases with available cash reserves or short-term borrowings on its existing credit facility. All transactions will be executed in accordance with regulatory and exchange guidelines. The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

Kevin D. Williams, CFO of Jack Henry & Associates, stated, “Our company continues to have strong organic growth and cash flows, even with our continued investments in our company through capital expenditures and research & development initiatives. This increase in our share repurchase authorization evidences our continued confidence that these trends will continue and our commitment to deploy our cash to the benefit of our shareholders.”

About Jack Henry & Associates, Inc.

Jack Henry (NASDAQ: JKHY) is a leading SaaS provider primarily for the financial services industry. We are a S&P 500 company that serves approximately 8,500 clients nationwide through three divisions: Jack Henry Banking® provides innovative solutions to community and regional banks; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in cloud-based digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.